EXHIBIT A

JOINT FILING AGREEMENT
October 8, 2025
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth above.

ROBERTSON HOLDING COMPANY, L.P.

/s/ John Adam Robertson
Name:	John Adam Robertson
Title:	General Partner

/s/ Aaron A. Robertson
Name:	Aaron A. Robertson
Title:	General Partner

/s/ John Adam Robertson
John Adam Robertson

/s/ Aaron A. Robertson
Aaron A. Robertson